American Funds Tax-Exempt Fund of New York
One Market Street, Steuart Tower, Suite 2000
San Francisco, CA 94105-1409

Telephone (415) 421-9360
Fax (415) 393-7140

January 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,203
Class B	$2
Class C	$37
Class F1	$18
Class F2	$84
Total	$1,344

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1670
Class B	$0.1182
Class C	$0.1160
Class F1	$0.1531
Class F2	$0.1669

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	8,312
Class B	29
Class C	456
Class F1	166
Class F2	857
Total	9,820

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.63
Class B	$10.63
Class C	$10.63
Class F1	$10.63
Class F2	$10.63